UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report: May 18, 2011

(Date of earliest event reported)

AKAMAI TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27275	04-3432319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Cambridge Center, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 444-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the annual meeting of stockholders of Akamai Technologies, Inc. (the “Company”) held on May 18, 2011 (the “Annual Meeting”), the Company’s stockholders approved an amendment to the Akamai Technologies Inc. 2009 Stock Incentive Plan (the “2009 Plan”) to increase the number of shares available for issuance thereunder by 7 million; such amendment had previously been adopted by the Company’s Board of Directors subject to stockholder approval.

The following brief description of the 2009 Plan is qualified in its entirety by reference to the complete text of the plan, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference:

The 2009 Plan allows for the issuance of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units and other stock unit awards. Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the 2009 Plan for (i) up to 8,500,000 shares of the Company’s common stock and (ii) any shares of common stock subject to awards that are currently outstanding under existing equity incentive plans that are terminated, cancelled, surrendered or forfeited, subject to adjustment under the terms of the 2009 Plan. As a result of the approved amendment, the 8,500,000 share allowance increased to 15,500,000.

Employees, officers, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted awards under the 2009 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its majority owned subsidiaries. The 2009 Plan is administered by the Company’s Board of Directors. Under the terms of the 2009 Plan, the Board of Directors may delegate authority under the 2009 Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee (the “Committee”) to administer certain aspects of the 2009 Plan, including the granting of awards to executive officers. In addition, as permitted by the terms of the 2009 Plan, the Board of Directors has delegated to the Chief Executive Officer of the Company, as a committee of one director, the authority to grant equity awards to non-executive employees in accordance with guidelines established by the Committee.

The Board of Directors or the Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish sub plans or procedures under the 2009 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Annual Meeting, five items of business were acted upon by stockholders. There were 187,464,359 shares of Akamai’s common stock eligible to vote, and 158,595,378 shares present in person or by proxy at the Annual Meeting.

1. The following nominees were elected to the Company’s Board of Directors as Class III directors for terms expiring at the 2014 annual meeting of stockholders.

Nominees	For	Against	Abstain	Broker Non-Votes
C. Kim Goodwin	119,952,449	3,254,381	56,473	35,332,075
David W. Kenny	120,438,188	2,769,892	55,223	35,332,075
Peter J. Kight	119,899,029	3,308,145	56,129	35,332,075
Frederic V. Salerno	105,888,521	17,319,386	55,396	35,332,075

Following the Annual Meeting, George H. Conrades, Martin M. Coyne II, Jill A. Greenthal and Geoffrey A. Moore, having terms expiring in 2012, and Pamela J. Craig, F. Thomson Leighton, Paul Sagan and Naomi O. Seligman, having terms expiring in 2013, continued in office.

2. An amendment to the 2009 Plan to increase the number of shares available for issuance thereunder by 7 million was approved.

For:	98,909,072
Against:	23,741,413
Abstain:	612,818
Broker Non-Votes:	35,332,075

3. A non-binding, advisory proposal on the compensation of the Company’s named executive officers was approved.

For:	107,804,982
Against:	14,610,780
Abstain:	847,541
Broker Non-Votes:	35,332,075

4. The stockholders recommended, in a non-binding, advisory vote, that future advisory votes on the compensation of the Company’s named executive officers be held every year.

Every 1 Year:	111,353,356
Every 2 Years:	212,888
Every 3 Years:	11,275,860
Abstain:	421,199
Broker Non-Votes:	35,332,075

After taking into consideration the foregoing voting results and the Board’s prior recommendation in favor of an annual advisory stockholder vote on the compensation of the Company’s named executive officers, the Board intends to hold future advisory votes on the compensation of the Company’s named executive officers every year.

5. The appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011 was ratified.

For:	154,912,505
Against:	3,549,068
Abstain:	133,805

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Akamai Technologies, Inc. 2009 Stock Incentive Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2011	AKAMAI TECHNOLOGIES, INC.

	By:	/s/ Melanie Haratunian
Melanie Haratunian, Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Akamai Technologies, Inc. 2009 Stock Incentive Plan, as amended.

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